UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Vanguard Health Systems, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

922036 207

(CUSIP Number)

October 1, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922036 207	13G	Page 2 of 27 Pages

1.	Name of Reporting Persons: Blackstone FCH Capital Partners IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 3 of 27 Pages

1.	Name of Reporting Persons: Blackstone Health Commitment Partners L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 4 of 27 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 5 of 27 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 6 of 27 Pages

1.	Name of Reporting Persons: Blackstone FCH Capital Partners IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 7 of 27 Pages

1.	Name of Reporting Persons: Blackstone FCH Capital Partners IV-B L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 8 of 27 Pages

1.	Name of Reporting Persons: Blackstone Health Commitment Partners-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 9 of 27 Pages

1.	Name of Reporting Persons: Blackstone Management Associates IV L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 922036 207	13G	Page 10 of 27 Pages

1.	Name of Reporting Persons: BCP IV Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 922036 207	13G	Page 11 of 27 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 12 of 27 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 13 of 27 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 922036 207	13G	Page 14 of 27 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 922036 207	13G	Page 15 of 27 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 922036 207	13G	Page 16 of 27 Pages

1.	Name of Reporting Persons: Steven A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

       Vanguard Health Systems, Inc. (the “Company”)

(b). Address of Issuer’s Principal Executive Offices:

       20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

This statement is being filed by the Reporting Persons who were a party to the 2011 Stockholders’ Agreement of Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), dated as of June 21, 2011, as amended (the “Stockholders Agreement”), in connection with the completion on October 1, 2013 of the previously-announced merger (the “Merger”) of the Company with Orange Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Tenet Healthcare Corporation (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 24, 2013 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company.

(i) Blackstone FCH Capital Partners IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii) Blackstone Health Commitment Partners L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii) Blackstone Capital Partners IV-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv) Blackstone Family Investment Partnership IV-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v) Blackstone FCH Capital Partners IV-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi) Blackstone FCH Capital Partners IV-B L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii) Blackstone Health Commitment Partners-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii) Blackstone Management Associates IV L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix) BCP IV Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x) Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xi) Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii) Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii) The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv) Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv) Steven A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

As of October 1, 2013, Blackstone FCH Capital Partners IV L.P. directly held 0 shares of Common Stock (as defined below), Blackstone Health Commitment Partners L.P. directly held 0 shares of Common Stock, Blackstone Capital Partners IV-A L.P. directly held 0 shares of Common Stock, Blackstone Family Investment Partnership IV-A L.P. directly held 0 shares of Common Stock, Blackstone FCH Capital Partners IV-A L.P. directly held 0 shares of Common Stock, Blackstone FCH Capital Partners IV-B L.P. directly held 0 shares of Common Stock and Blackstone Health Commitment Partners-A L.P. directly held 0 shares of Common Stock (collectively, the “Blackstone Funds”). The general partner of each of the Blackstone Funds, other than Blackstone Family Investment Partnership IV-A L.P., is Blackstone Management Associates IV L.L.C. The general partner for Blackstone Family Investment Partnership IV-A L.P. is BCP IV Side-by-Side GP L.L.C. The majority of the membership interests in Blackstone Management Associates IV L.L.C. are held by Blackstone Holdings III L.P. The sole member of BCP IV Side-by-Side GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 (the “Common Stock”)

Item 2(e).	CUSIP Number:

922036 207

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s cover page.

(b) Percent of class:

None of the Reporting Persons are beneficial owners of shares of Common Stock as of the date hereof.

(c) Number of Shares as to which the Reporting Person has:

A. Blackstone FCH Capital Partners IV L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

B. Blackstone Health Commitment Partners L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

C. Blackstone Capital Partners IV-A L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

D. Blackstone Family Investment Partnership IV-A L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

E. Blackstone FCH Capital Partners IV-A L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

F. Blackstone FCH Capital Partners IV-B L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

G. Blackstone Health Commitment Partners-A L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

H. Blackstone Management Associates IV L.L.C.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

I. BCP IV Side-by-Side GP L.L.C.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

J. Blackstone Holdings III L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

K. Blackstone Holdings III GP L.P.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

L. Blackstone Holdings III GP Management L.L.C.

     (i) Sole power to vote or to direct the vote:

                    0

     (ii) Shared power to vote or to direct the vote:

                    0

     (iii) Sole power to dispose or to direct the disposition of:

                    0

     (iv) Shared power to dispose or to direct the disposition of:

                    0

M. The Blackstone Group L.P.

    (i) Sole power to vote or to direct the vote:

                    0

    (ii) Shared power to vote or to direct the vote:

                    0

    (iii) Sole power to dispose or to direct the disposition of:

                    0

    (iv) Shared power to dispose or to direct the disposition of:

                    0

N. Blackstone Group Management L.L.C.

    (i) Sole power to vote or to direct the vote:

                    0

    (ii) Shared power to vote or to direct the vote:

                    0

    (iii) Sole power to dispose or to direct the disposition of:

                    0

    (iv) Shared power to dispose or to direct the disposition of:

                    0

O. Steven A. Schwarzman

    (i) Sole power to vote or to direct the vote:

                    0

    (ii) Shared power to vote or to direct the vote:

                    0

    (iii) Sole power to dispose or to direct the disposition of:

                    0

    (iv) Shared power to dispose or to direct the disposition of:

                    0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

The Stockholders Agreement, pursuant to which the Reporting Persons may have been deemed part of a “group,” was terminated as a result of the Merger as of October 1, 2013.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 3, 2013

BLACKSTONE FCH CAPITAL PARTNERS IV L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HEALTH COMMITMENT PARTNERS L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS IV-A L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.
By: BCP IV Side-by-Side GP L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FCH CAPITAL PARTNERS IV-A L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FCH CAPITAL PARTNERS IV-B L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HEALTH COMMITMENT PARTNERS-A L.P.
By: Blackstone Management Associates IV L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C.

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP IV SIDE-BY-SIDE GP L.L.C.

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its General Partner
By: Blackstone Holdings III GP Management L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P. By: Blackstone Group Management L.L.C., its General Partner

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman